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                                                                   EXHIBIT 10.10

                             AGREEMENT TO TERMINATE
                 PHANTOM EQUITY RIGHTS AND PROFITS BONUS RIGHTS

         This agreement to Terminate Phantom Equity Rights and Profits Bonus Rights (the "Agreement") is made and entered among INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation (the "Company"), TUVAL CHOMUT (the "Independent Contractor"), JEFFERIES GROUP, INC., a Delaware corporation ("Group") and JEFFERIES & COMPANY, INC., a California corporation ("Jefco").


          WHEREAS, pursuant to that certain Exhibit E, regarding certain Arrangements (attached hereto and made a part hereof as Exhibit A), to that certain Stock Purchase Agreement among Jefco and Integrated Analytics Corporation, a California corporation ("IAC"), shareholders, Independent Contractor may be entitled to certain Phantom Equity Rights and certain Profits Bonus Rights pursuant to the Phantom Equity Plan and Profits Bonus Plan;


          WHEREAS, the parties now desire to terminate any and all of Independent Contractor's Phantom Equity Rights and Profits Bonus Rights in anticipation of an initial public offering of the Company's Common Stock (the "IPO");


          NOW THEREFORE, in consideration for the following mutual promises, the parties agree:


          1. Consideration. In exchange for a release of the Company's, Group's and Jefco's obligations for the Phantom Equity Rights and Profits Bonus Rights, if any, the Company and Group agree to pay to Independent Contractor, and Independent Contractor hereby releases the Company, Group and Jefco from their respective obligations under the Phantom Equity Plan and Profits Bonus Plan in exchange for cash payments as determined pursuant to Section 2, below.


          2. Cash Payments - Profit Bonus Stub. Independent Contractor shall be paid four hundred thousand dollars ($400,000) in two equal installments. The first installment shall be paid on or before the seventh day following the closing date of the IPO. The second installment shall be paid on or before one year following the closing date of the IPO; provided however, that if the Independent Contractor voluntarily terminates his contract prior to the time the second installment is due, the Company shall no longer be obligated to pay the second installment or related accrued interest. Interest shall accrue on the second installment at the average noncompounded broker call rate for the





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period beginning with the closing date of the IPO, and shall be payable with the second installment.

          3. Withholding for Employment Taxes. The cash payments described in Section 2 are gross amounts, and the Company shall withhold from the cash payments to Independent Contractor the total amount that the Company is required to withhold, if any, with respect to Federal, state and local taxes.


          4. Effective Date. This Agreement shall be effective upon closing of the IPO. At the Closing Date, Company, Group, and Jefco shall have no further obligation to make any payments under the Phantom Equity and Profits Bonus Plans as of April 30, 1994. In the event that the IPO does not close, then the Employment Agreement and Independent Contractor's rights under the Phantom Equity and Profits Bonus Plans shall remain in effect, and the Independent Contractor, Company, Group and Jefco shall have no obligations under this Agreement.


          5. Release. Independent Contractor's release of the Company, Group and Jefco from obligations relating to the Phantom Equity Plan and Profits Bonus Plan in Section 1 of this Agreement includes a release of each of those corporations and their successors, attorneys, assigns, agents, affiliates, parents, subsidiaries, divisions, officers, employees, directors and shareholders (altogether, the "Releasees") from all claims, demands, debts, liabilities, obligations, accounts, and causes of action of every kind in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, which Independent Contractor ever had or asserted, or may now or hereafter have or assert, against any Releasee and which arise under or with respect to, or in any other way relate to, the Phantom Equity Rights and Profits Bonus Rights, or any other rights contemplated by the Phantom Equity Plan or Profits Bonus Plan.

          Except for any rights created under separate confidentiality agreements, Company, Group and Jefco hereby release Independent Contractor and executors, administrators, heirs, successors, transferees and assignees of Independent Contractor (altogether, for purposes of this paragraph, the "Releasees") from any and all claims, demands, debts, liabilities, obligations, accounts, and causes of action of every kind in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, which any of them ever had or asserted, or may now or hereafter have or assert, against any Releasee which arise under or with respect to, or in any other way relate to, the Phantom Equity and Profits Bonus Plans, or any other rights contemplated by the Phantom Equity or Profits Bonus Plans.





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          6.     [This paragraph intentionally omitted.]

          7. Agreement Binding on Successors. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Independent Contractor, the Company, Group, and Jefco.

          8. Costs of Litigation. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgement or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys' fees shall be included as part of the judgment.

          9. Necessary Acts. The Independent Contractor agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

          10. Counterparts. For convenience, this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

          11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of New York.

          12.    Assignability.

                 12.1. This Agreement is personal in nature and none of the parties hereto shall, without the written consent of the other parties hereto, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of this Section 12.

                 12.2. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim





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under or by reason of this Agreement or of any term, covenant or condition hereof.


          13. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. Any such written instrument must be approved by the board of directors of the Company to be effective as against the Company, by the board of directors of Group to be effective as against Group and Jefco. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

          14. Notice. Any notice to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, and, if to the Company, Group or Jefco, addressed to them at 11100 Santa Monica Boulevard, Los Angeles, California 90025, Attn: General Counsel, and, if to the Independent Contractor, addressed to him at the address set forth below his signature hereto, or to such other address as any party may designate by written notice to the other.

          15. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.





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           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of May 1, 1994.

"Company"                              INVESTMENT TECHNOLOGY GROUP, INC.,
                                       a Delaware corporation


                                       By   /s/ Raymond L. Killian, Jr.
                                          ----------------------------------
                                            RAYMOND L. KILLIAN, JR.,
                                            Chief Executive Officer

"Group"                                JEFFERIES GROUP, INC., a
                                       Delaware corporation


                                       By   /s/ Frank E. Baxter
                                          ----------------------------------
                                            FRANK E. BAXTER, Chairman and
                                            Chief Executive Officer

"Jefco"                                JEFFERIES & COMPANY, INC., a
                                       Delaware corporation


                                       By   /s/ Frank E. Baxter
                                          ----------------------------------
                                            FRANK E. BAXTER, Chairman and
                                            Chief Executive Officer

"Employee"

                                                /s/ Tuval Chomut
                                       -------------------------------------
                                       TUVAL CHOMUT

                                       Address for Notices:

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